Exhibit 15.8

[KPMG AUDIT PLC LETTERHEAD]

10 March 2015

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the principal accountants for AstraZeneca PLC and, under the date of 6 February 2014, we reported on the consolidated financial statements of AstraZeneca PLC as of and for the years ended 31 December 2013, 2012 and 2011 and the effectiveness of internal control over financial reporting as of 31 December 2013. On 24 April 2014, we declined to stand for re-election. We have read AstraZeneca PLC’s statements included under Item 16F of its Form 20-F dated 10 March 2015, and we agree with such statements.

Very truly yours,
/s/ KPMG Audit Plc